Exhibit 8.2

[    ] 2010

Matter No.:874035

Doc Ref: AC/#336147

[Name]

[Address]

Dear Sirs,

Re: Global Education & Technology Group Limited (the “Company”)

We have acted as special Cayman Islands legal counsel to the Company in connection with an initial public offering of certain shares in the Company (the “Shares”) in the form of American Depositary Shares as described in the prospectus contained in the Company’s registration statement on Form F-1 (the “Registration Statement”) to be filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”).

For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:

(i)	the Registration Statement; and

(ii)	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement which is in substantially final form.

We have also reviewed and relied upon (1) the amended and restated memorandum of association and articles of association of the Company (as amended pursuant to a special resolution passed on [    ] 2010), (2) the second amended and restated memorandum of association and articles of association of the Company conditionally adopted by the Company to become effective on the listing of the Shares on the Nasdaq Global Select Market, (3) a certificate of a director of the Company dated [    ] 2010, and (4) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement reviewed by us except in respect of matters that we have expressed an opinion herein; (b) the validity and binding effect under the laws of the United States of America of the Registration Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and (c) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Shares by the Company and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing, we are of the opinion that the statements relating to Cayman Islands law under the captions “Taxation – Cayman Islands Taxation” and “Enforcement of Civil Liabilities” in the Prospectus are true and accurate based on current law and practice at the date of this letter and that such statements constitute our opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name under the captions “Legal Matters” and “Enforcement of Civil Liabilities” in the Prospectus forming part of the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

Conyers Dill & Pearman